Exhibit 99.1

For Immediate Release:

Conn-Selmer to Close Elkhorn Facility

ELKHART, IN - June 2, 2008 - Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that it will be closing its brass manufacturing operations in Elkhorn, Wisconsin. The production at the 58,000-square-foot plant will be transferred to the Company’s facilities in Eastlake, Ohio.

John Stoner, President of Conn-Selmer, commented, “Our Eastlake facility is well-known for its production of French horns and other brass instruments under the C.G. Conn and King brand names.  The addition of the Holton product to Eastlake production takes advantage of the expert craftsmanship already established there. We have sufficient inventory to meet customer needs during the transition of production, which we expect to be completed over the next two months.”

The Elkhorn plant closure will impact approximately 70 active employees. Over the second and third quarters of 2008, the Company expects to incur charges of $1.3 to $1.7 million in connection with the plant closure. In addition, gross margins in 2008 are expected to be negatively impacted by an additional $0.5 to $0.7 million as production is transitioned from Elkhorn to the Eastlake facility.

Dana Messina, CEO of Steinway Musical Instruments, explained, “Consolidating similar manufacturing operations in order to increase production efficiency is an integral part of our manufacturing strategy. While this was a difficult decision, this consolidation will allow us to increase our efficiency and compete more effectively.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also distributes classical music recordings.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com